As filed with the Securities and Exchange Commission on April 27, 2001


                                            Registration Statement No. 333-54822
================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                        PRE-EFFECTIVE AMENDMENT NUMBER 3
                                       TO
                                  FORM TO SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   ----------

                             TDT DEVELOPMENT, INC.
                 (Name of small business issuer in its charter)

         Nevada                      2000                         22-3762835
(State of incorporation  (Primary Standard Industrial         (I.R.S. Employer
   or jurisdiction of     Classification Code Number)        Identification No.)
     organization)

                                   ----------

                              1844 SW 16th Terrace
                              Miami, Florida 33145
                                 (305) 860-9913
         (Address and telephone number of principal executive offices)

                                   ----------

                                Pietro Bortolatti
                      President and Chief Executive Officer
                              TDT Development, Inc.
                              1844 SW 16th Terrace
                              Miami, Florida 33145
                                 (305) 860-9913
            (Name, address and telephone number of agent for service)

                                   ----------

       Copies of all communications, including all communications sent to the agent for service, should be sent to:
                            Adam S. Gottbetter, Esq.
                             Kevin F. Barrett, Esq.
                        Kaplan Gottbetter & Levenson, LLP
                                630 Third Avenue
                            New York, New York 10017
                                 (212) 983-6900

                                   ----------

      Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check and following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


                                                              Proposed                   Proposed
      Title of Each Class              Amount Being       Maximum Offering            Maximum Aggregate            Amount of
of Securities Being Registered          Registered        Price Per Share (1)         Offering Price (1)       Registration Fee
===============================================================================================================================
Shares of Common Stock .............     3,381,000              $.10                       $338,100                 $84.53
-------------------------------------------------------------------------------------------------------------------------------
Total ..............................                                                       $338,100                 $84.53
-------------------------------------------------------------------------------------------------------------------------------
Amount Due .........................                                                                                $84.53
===============================================================================================================================

(1)   Estimated for purposes of computing the registration fee pursuant to Rule
      457.

                                   ----------

      The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any state where the offer or sale is not permitted.

                SUBJECT TO COMPLETION. DATED           ,2001.

PROSPECTUS

                              TDT DEVELOPMENT, INC.

                        3,381,000 Shares of Common Stock


      This prospectus relates to the resale by the selling stockholders of 3,381,000 shares of our common stock. The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions.



      We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

      As you review this prospectus, you should carefully consider the matters described in "Risk Factors" beginning on page 4.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is         ,2001

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary ........................................................    2

The Offering ..............................................................    3

Risk Factors ..............................................................    4

Use of Proceeds ...........................................................    9

Capitalization ............................................................   10

Management's Discussion and Analysis of Financial Condition
   and Results of Operations ..............................................   10

Dividend Policy ...........................................................   11

Description of Business ...................................................   12

Management ................................................................   14

Security Ownership of Certain Beneficial
   Owners and Management ..................................................   17

Certain Relationships and Related Transactions ............................   17

Indemnification and Limitation of Liability of Management .................   18

Description of Securities .................................................   18

Selling Stockholders ......................................................   20

Plan of Distribution ......................................................   22

Market for Common Equity ..................................................   23

Legal Proceedings .........................................................   24

Legal Matters .............................................................   24

Experts ...................................................................   24

Where You Can Find More Information .......................................   25

Index to Financial Statements .............................................   26

Financial Statements ......................................................  F-1

                                   ----------

      You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of any offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                               PROSPECTUS SUMMARY

      We import and distribute through our wholly owned subsidiary Terre di Toscana, Inc. specialized truffle based food products which includes fresh truffles, truffle oils, truffle pates, truffle creams, and truffle butter. We presently generate revenues primarily from sales to restaurants.

      TDT Development, Inc., is a newly-formed company, Terre di Toscana, Inc. our wholly-owned subsidiary, was owned substantially by our founder, and President, Pietro Bortolatti. Mr. Bortolatti has personally financed TDT since its inception on September 8, 2000. In order to gain further funding, TDT acquired Terre Di Toscana and sold 3,381,000 shares of our common stock is a private placement offering. Mr. Bortolatti owns an aggregate of 5,000,000 shares out of 8,381,000 shares outstanding.

                                  The Offering


Shares offered by the selling
   stockholders .................     3,381,000

Common stock outstanding.........     8,381,000

Use of proceeds..................     The selling stockholders will receive the
                                      net proceeds from the sale of shares. We will receive none of the proceeds from the sale of shares offered by this prospectus.

                                  RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our common stock. These risks and uncertainties are not the only ones we face. Unknown additional risks and uncertainties, or ones that we currently consider immaterial, may also impair our business operations.

If any of these risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event you could lose all or part of your investment.

Risks Concerning Our Business

We started our operations in January 2000, therefore our limited operating history makes it difficult to evaluate our financial performance and prospects.

We are a new enterprise that has a short operating history upon which an evaluation of our business and prospects can be based. We must, therefore, be considered to be subject to all of the risks inherent in the establishment of a new business enterprise, including the prospective development and marketing costs, along with the uncertainties of being able to effectively market our products. We cannot assure you at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Because of our limited financial history, we believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance.


We are dependent upon Mr. Bortolatti, any reduction in his role in TDT would have a material adverse effect.

The success of TDT is dependent on the vision, culinary knowledge, business relationships and abilities of TDT's founder, CEO and president Pietro Bortolatti. Any reduction of Mr Bortolatti's role in the business would have a material adverse effect on TDT. TDT does not have an employment contract with Mr. Bortolatti.

We may have difficulty in obtaining additional funding, if required.

Although we believe that the funds to be raised through our most recent private placement offering of common stock will be sufficient for our needs for the next twelve months, if additional funds are needed, we may have difficulty obtaining them, and we may have to accept terms that would adversely affect our shareholders. For example, the terms of any future financings may impose restrictions on our right to declare dividends or on the manner in which we conduct our business.

Also, lending institutions or private investors may impose restrictions on future decisions by us to make capital expenditures, acquisitions or asset sales.

We may not be able to locate additional funding sources at all or on acceptable terms. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance our products to customers, grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.

We are dependent on foreign sources for our products, any interruption in these sources would have a material adverse effect on our business.

All TDT products are imported from Italy, some fresh that must be air freighted and others that require refrigeration. Any interruption in this delivery process or reduction of quality in products delivered would have a material adverse effect upon TDT.

Any rejection or quarantine of our products by regulatory agencies would have a material adverse effect upon our business.

The products are processed perishable and fresh agricultural products, which must be cleared by U.S. Customs and FDA agencies for distribution in the U.S. The fresh products are subject to inspection (and rejection or quarantine) at any time by such agencies whether en route, in inventory or at shelf. Since many of the products are of a fresh and perishable nature, special handling, storage and distribution capabilities are required throughout the distribution process. Any rejection or quarantine of our products by such agencies would have a material adverse effect upon our business.

We may not be able to successfully manage our business or achieve profitability.

We expect that our sales, marketing, operations and administrative expenses will increase in the future. As a result, we will need to generate significant revenues to achieve and maintain profitability. We cannot be certain that we will achieve or sustain positive cash flow or profitability from our operations. Our ability to achieve our objectives is subject to financial, competitive, regulatory, legal and other factors, many of which are beyond our control.

Larger and better funded competition may make it difficult for TDT to succeed.

There are many competitors in the truffle market which are larger and better funded than TDT. One major competitor is Urbani USA, the largest distributor of truffles and caviar in the US. These competitors could make it very difficult for TDT to succeed.

Because we sell food products, we face the risk of exposure to product liability claims.

TDT, like any other seller of food, faces the risk of exposure to product liability claims in the event that the use of products sold by it causes injury or illness. With respect to product liability claims, if TDT does not have adequate insurance or contractual indemnification available, product liability relating to defective products could materially reduce TDT's net income and earnings per share.

Because TDT does not control the actual production of truffles, TDT may be unable to obtain adequate supplies of its products.

TDT obtains all of its food service products from other suppliers. Although TDT's purchasing volume can provide leverage when dealing with suppliers, suppliers may not provide the food service products and supplies needed by TDT in the quantities requested. Because TDT does not control the actual production of its products, it is also subject to delays caused by interruption in production based on conditions outside its control. These conditions include:

      o     job actions or strikes by employees of suppliers;
      o     weather;
      o     crop conditions;

      o     transportation interruptions; and
      o     natural disasters or other catastrophic events.

TDT's inability to obtain adequate supplies of its food service products as a result of any of the foregoing factors or otherwise, could mean that TDT could not fulfill it obligations to customers, and customers may then turn to other suppliers.

If TDT is unable to develope an easy to use and effective website then TDT's plan to distribute directly to individual consumers will be severely impacted and this will have a material adverse effect upon TDT's business.

The successful development of an easy to use and effective website will be key to the overall success of TDT's plan to distribute our products to individual consumers. It will be critical to clearly communicate our products and services, and provide an easy format for the customer to navigate in the site to quickly find the product they seek. If TDT is unable to develop an easy to use effective web site then TDT's plan to distribute directly to the individual consumers will be severely impacted and this will have a material adverse impact upon TDT's business.

Our Lack of Product Diversification

TDT's business is centered around essentially one product, truffles. This creates a risk to TDT if truffles became less popular to the consumer or if there was some reduction in our access to the supply of truffles, either event would have seriously detrimental effect upon TDT.

Risks Concerning Our Offering

Unless a public market develops for our common stock, you may not be able to sell your shares.

There has been no public market for our common stock. There can be no assurance, moreover, that an active trading market will ever develop or, if developed, that it will be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities, and you may be unable to sell your shares.

If our stock does become publicly traded, we will likely be subject to the penny stock rules.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. If our securities become subject to the penny stock rules, investors in the offering may find it more difficult to sell their securities.

We may not qualify for Bulletin Board Inclusion, and therefor you may be unable to sell you shares.

We anticipate that, upon completion of this offering, our common stock will be eligible for quotation on the NASD Over-the-Counter Electronic Bulletin Board. If for any reason, however, any of our securities are not eligible for continued quotation on the Bulletin Board or a public trading market does not develop, purchasers of the shares may have difficulty selling their securities should they desire to do so. If we are unable to satisfy the requirements for quotation on the Bulletin Board, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets". As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby. The above-described rules may materially adversely affect the liquidity of the market for our securities.

We are controlled by our founder, president, CEO and chairman of the board, which may result in you having no control in the direction or affairs of TDT.

Our founder, president, CEO and chairman of the board owns approximately 60% of our outstanding common stock. As a result, he has the ability to control our company and direct our affairs and business, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company and may make some transactions more difficult or impossible without the support of these stockholders. Any of these events could decrease the market price of our common stock.

We Do Not Expect to Pay Dividends.

We do not anticipate paying cash dividends in the foreseeable future.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Although these statements accurately reflect management's current understanding and beliefs, we caution you that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to be made in this Prospectus. For this purpose, any statements contained in this Prospectus which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the stockholder's shares offered by this prospectus. All proceeds from the sale of the stockholders' shares will be for the account of the selling shareholders.

                                 CAPITALIZATION

The following table sets forth our capitalization as of January 31, 2001.

                                                                January 31, 2001
                                                                ----------------

Long-term debt ...............................................         $     --
Stockholders' equity:
Common stock, $.0001 par value; authorized 50,000,000 shares,
  issued and outstanding 8,381,000 shares; ...................              838
 Preferred stock, $.0001 par value; authorized 5,000,000
  shares, issued and outstanding -0- .........................               --
Additional paid-in capital ...................................          305,707
Accumulated deficit as of January 31, 2001 ...................          (48,078)
Total stockholders' equity ...................................          235,209
Total capitalization .........................................         $285,302
                                                                       ========

                                   ----------

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview


We import and distribute through our wholly owned subsidiary Terre di Toscana, Inc. specialized truffle based food products which includes fresh truffles, truffle oils, truffle pates, truffle creams, and truffle butter. TDT commenced operations on September 8, 2000. Terre di Toscana, Inc. was acquired by TDT on September 14, 2000. This acquisition was a reorganization of entities under common control and was accounted for at historical cost in a manner similar to a pooling of interests. Terre di Toscana, Inc. was incorporated on November 10, 1999 and commenced operation in January, 2000.


Plan of Operations


TDT's plan of operations includes building its account base and building its website. TDT plans to further expand sales to restaurants and hotels. This effort will be lead by Mr. Bortolatti. Efforts include compilation of a list of 25,000 hotels and restaurants. In April 2001 TDT began a direct mailing advertising campaign to 20,000 of these hotels and restaurants. The budget for this direct mailing is approximately $7,500.


During fiscal year 2000, TDT produced approximately $90,000 in revenues with Truffle oils representing approximately 70% of sales, Truffle sauces approximately 15% of sales, and all other products the balance.

There is little or no seasonal or price impact upon the majority of TDT's products (oils, creams, butters, and sauces) because these are processed foods with a small percentage of the end product comprised of the pure essence of the base product, truffles.

The website was developed primarily by contract labor with TDT staff building the databases and providing design direction at a total development cost of approximately $6,000. Since this was not a significant outlay, the item was expensed. There have been no sales generated by TDT's website. TDT anticipates sales through the website in December 2001.




TDT believes that based on the current level of sales, and the current working capital in the business and the terms of sale with our suppliers that we will not need to raise additional funds in the next twelve months. Our suppliers require 25% of the cost of an order when the order is placed and the balance 90 days later. TDT believes that its strategy to focus on restaurants and hotels will further improve its capital position and cash flow due to the fact that these accounts pay by credit card, providing immediate payment. TDT's marketing programs to reach these potential customers include direct mail and telemarketing. Within the next twelve months TDT plans to hire two telemarketers and one distribution person to handle Internet sales. These three positions will each have salaries of approximately $15,000 per year. Additionally, the two telemarketers will earn approximately 2% of the sales that they generate. TDT believes that the additional costs to staff those positions will be covered by the sales generated and the resulting profitability from these sales.


The $55,000 debt to Kaplan Gottbetter & Levenson, LLP, for legal services, will be paid off from proceeds from the private placement offering conducted last winter.

                                 DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

                             DESCRIPTION OF BUSINESS

Corporate History

TDT was incorporated under the laws of Nevada on September 8, 2000. Our current operations are conducted through our wholly owned subsidiary Terre di Toscana, Inc., incorporated under the laws of Florida on November 10, 1999. Terre di Toscana Inc. began operations in January, 2000. TDT has had limited operations to date.


On September 14, 2000 TDT acquired all of the outstanding shares of Terre di Toscana, Inc. in exchange for 5,000,000 shares of TDT's common stock issued to Terre di Toscana, Inc.'s sole shareholder Pietro Bortolatti, who is also TDT's president, CEO, secretary, treasurer and Chairman of the Board of Directors. This transaction was a reorganization of entities under common control accounted for at historical in a manner similar to a pooling of interests.


Overview

TDT is an importer, marketer and distributor of specialized truffle based food products which includes fresh truffles, truffle oils, truffle pates, truffle cremes and truffle butter. TDT's target market includes retailers such as restaurants, specialty food stores, delicatessens, supermarkets, and eventually consumers direct through e-commerce via the Internet. TDT believes that the key to reaching its target market distribution goals and channels requires successful development of distributors such as specialty food brokers and specialty food wholesalers. TDT believes that the key to supporting the distributor network and generating revenues from the consumer market is the successful development and deployment of the website to handle a secure full-service, interactive e-commerce environment.

TDT imports products directly from several Italian producers. The Company (through its subsidiary) commenced operations in January of 2000, and is presently focusing its efforts on serving specialty food distributors and restaurants. Also, TDT continues to build its database of potential clients on both a national and an international scale. The Company is presently operating with working capital generated from the gross profits from current sales activities.

TDT markets its products in the specialty food industry. The competitors in the US market are generally traders who buy from distributors, with the exception of big companies such as Urbani USA and Bosco Vivo (both of whom buy directly from the growers). Urbani is the biggest company worldwide in the high-end culinary food market, specifically truffle products.

TDT believes that the quality of its products is at parity with the best quality of similar product lines offered by its competition. In addition, due to lower overhead and cooperative supplier payment terms and minimum quantity requirements, TDT believes that it can offer its products at prices below its competition while keeping its inventory (and working capital requirements) at a minimum while still enjoying high gross margins.


TDT currently markets its products primarily in Florida, South Carolina, North Carolina, and California, and also earned commissions from Italy on sales made in Belgium, Holland and Germany. TDT will focus its efforts with trade accounts first through distributor networks, and continue to develop its e-commerce site to encompass support of this network plus generate revenues directly with consumer market.



Key to TDT's marketing initiatives are pricing, product attributes, management culinary knowledge, and the development of a proprietary database for targeted retail and business-to-business prospects in the category. TDT is committed to offering and delivering high quality products at reasonable prices. The products will be marketed by direct methods: interactive e-Commerce on the Company's website, Telemarketing, printed catalog distribution, direct mail and catalog on CD. Currently TDT's three major sales accounts represent less than 10% of total revenues. TDT receives its products primarily from two suppliers. TDT does not have contracts with its current suppliers. Should TDT loose these suppliers TDT has three alternative sources that it believes can supply sufficient product to meet TDT's needs.


TDT's products are regulated by the FDA and the Department of Agriculture. All TDT's products are approved for distribution throughout the US. Since the Company distributes fresh agricultural products, they are subject to inspections at any time by the government agencies. In the event a tainted product is found, the finding would have a material financial impact on TDT. The only licenses or permits which TDT needs to operate are business licenses in Miami and Montreal, which TDT has.


Website/ e-Commerce

Key to TDT's marketing strategy is the successful development and launch of the Company's website. The effort is currently under development and may be accessed by addressing www.terreditoscana.com. The website is being developed to serve both the Business-to-Business segment ("B2B") and the Business-to-Consumer segment ("B2C"). We anticipate offering our products on-line by December 2001.

The principal marketing and sales channel for B2B is direct contact with wholesale and distributor authorized buyers. The planned TDT website will serve to enhance these personally developed relationships providing "front office" activities including the ability to order the standard offerings of the Company. In addition to standard fare, trade accounts will have the ability to bid on "live lots" of fresh truffle produce. The website will provide digital photographs of actual fresh truffle offerings to be offered at auction. Due to the nature of the fluctuating market price of fresh truffles and the scarcity of the product in the marketplace, it is perceived this activity will be a significant sales tool generating very strong margins and sales nationwide. Truffles are sized based on familiar indexes, US quarters (coinage), golf balls and tennis balls. TDT will actually photograph lots with the appropriate index item and ship the exact lot represented to the high bidder.

TDT recently opened an office in Montreal, Canada. This effort is being conducted by Ms. Tiziana Di Rocco, VP of Marketing and director. The Canadian operations will be serviced (warehousing of products and distribution) from the base operation in Miami, Florida.

Employees

The present staff includes four personnel, Mr. Bortolatti, the President, Tiziana DiRocco the Vice President of Marketing, a webmaster, and a clerical distribution person. It is anticipated within the next twelve months that we will hire three additional personnel. The planned additions will include two telemarketers, and an additional distribution person to manage Internet sales. The telemarketing positions will be compensated with a performance based commission in addition to a base wage.

Competition

We believe we are price competitive, with a consistent high product quality. TDT has a customer base throughout the East Coast of the U.S. and Canada, California and Europe. The competitors in the US market are generally traders who buy from distributers, with the exception of big companies such as Urbani USA and Bosco Vivo (both of whom buy directly from the growers). Urbani is the biggest company worldwide in the high-end culinary food market, specifically truffle products. Urbani has offices in New York, Los Angeles, Toronto, Tokyo and Europe.

Intellectual Property

We have no trademark, copyright or patent protection at this time.

Properties

At present, TDT owns no real property. TDT leases approximately 1,100 square feet for its office and distribution needs in Miami, Florida, this lease expires June 2001, and is for $950.00 per month. TDT leases approximately 700 square feet in Montreal, Canada, this lease expires June 2001 and is for $500.00 per month.

                                   MANAGEMENT

Executive Officers and Directors

      The following table sets forth certain information regarding our executive officers and directors:

      Name               Age                     Position
      ----               ---                     --------

Pietro Bortolatti        46      Chairman of the Board, President, CEO,
                                 Secretary, Treasurer
Tiziana Di Rocco         39      Director and Vice President of Marketing
David Rector             54      Director

Pietro Bortolatti, Chairman of the Board, President and Chief Executive Officer

Pietro Bortolatti has been President, Chief Executive Officer, Chief Financial Officer and Director of TDT since its inception in September 8, 2000. Since 1999 Mr. Bortolatti has been president and sole shareholder of Terre di Toscana, Inc., our operating subsidiary. Mr. Bortolatti has been in the food import/export business for the past twelve years. From 1995 to 1999 Mr. Bortolatti was president of Bortolatti Enterprises' Inc., a restaurant development company. From 1992 to 1998 Mr. Bortolatti was president of Under the FarmTree, Inc., a food importer. From 1988 to 1992 Mr. Bortolatti was the

Director of Export-USA for Rancilio Spa, a food products and hotel equipment company based in Italy. Mr. Bortolatti will work full time for TDT.

Mr. Bortolatti earned his Bachelors Degree in Economic Sciences and Accounting from Cesare Battisti Commercial Technical Institute in Bolzano, Italy in 1974; his Master Degree in Economic Science and Business Administration from Bocconi University, Italy 1979; and his Ph.D. in Economic Science and Business Administration from Bocconi University, Italy.

Tiziana Di Rocco, Vice President Marketing and Director

Tiziana Di Rocco has served as Vice President Marketing and Director of TDT since formation. From 1995 to 1996 Ms. Di Rocco was a translator of government texts for Traductions GAB in Laval, Quebec, Canada. From 1996 to 1997 she worked for the Italian Embassy in Ottawa, Ontario, Canada as a translator of legal and administrative texts. From 1997 to 1999 she was the office manager of Bortolatti Enterprises in Miami Florida. Ms. Di Rocco will work full time for TDT. Ms. Di Rocco earned a Bachelor of Arts Degree in Italian Literature and Italian to French and English Translations from Concordia University in Montreal, Canada.

David Rector, Director

David Rector has served as Director of TDT since formation. Since 1992, Mr. Rector has been a principal of the David Stephen Group, a business consulting firm located in the San Francisco Bay Area, which focuses on the needs of emerging companies. From August 1996 to January 1999, Mr. Rector served as a Director of Tamboril Cigar Company ("Tamboril"). From August 1996 to March 1997, Mr. Rector served as the Executive Vice President and General Manager of Tamboril. He has also served as the Secretary of Tamboril. From 1996 to the present Mr. Rector has been a director of Fullcomm Tech, Inc., a designer and developer of Internet encryption hardware. It is traded on the OTCB and FLTI is the trading symbol. From June 1992 to April 1994, he served as the President and Chief Executive Officer of Supercart International, a distributor of shopping carts. Prior to that, from 1985 to 1992, Mr. Rector was a principal of Blue Moon, a women's fashion accessory company specializing in fasteners. From 1980 to 1985, Mr. Rector served as President of Sunset Designs, a designer of leisure time craft. From 1972 to 1980, Mr. Rector held various financial and marketing positions with Crown Zellerbach Corporation, a multi-billion dollar manufacturer of paper and forest products. Mr Rector holds a Bachelors degree in Business Administration from Murray State University, Murray, Kentucky.

Executive Compensation


We have not paid any of our officers from our inception in November 1999 through March 15, 2001.

2000 Stock Option Plan

We adopted our 2000 Stock Option Plan in September 2000. The plan provides for the grant of options intended to qualify as "incentive stock options", options that are not intended to so qualify or "nonstatutory stock options" and stock appreciation rights. The total number of shares of common stock reserved for issuance under the plan is 1,000,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change, plus an indeterminate number of shares of common stock issuable upon the exercise of "reload options" described below. We have not yet granted any options or stock appreciation rights under the plan.

The plan is presently administered by our board of directors, which selects the eligible persons to whom options shall be granted, determines the number of common shares subject to each option, the exercise price therefor and the periods during which options are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan. Each option granted under the plan shall be evidenced by a written agreement between us and the optionee.

Options may be granted to our employees (including officers) and directors and certain or our consultants and advisors.

The exercise price for incentive stock options granted under the plan may not be less than the fair market value of the common stock on the date the option is granted, except for options granted to 10% stockholders which must have an exercise price of not less than 110% of the fair market value of the common stock on the date the option is granted. The exercise price for nonstatutory stock options is determined by the board of directors. Incentive stock options granted under the plan have a maximum term of ten years, except for 10% stockholders who are subject to a maximum term of five years. The term of nonstatutory stock options is determined by the board of directors. Options granted under the plan are not transferable, except by will and the laws of descent and distribution.

The board of directors may grant options with a reload feature. Optionees granted a reload feature shall receive, contemporaneously with the payment of the option price in common stock, a right to purchase that number of common shares equal to the sum of (i) the number of shares of common stock used to exercise the option, and (ii) with respect to nonstatutory stock options, the number of shares of common stock used to satisfy any tax withholding requirement incident to the exercise of such nonstatutory stock option.

Also, the plan allows the board of directors to award to an optionee for each share of common stock covered by an option, a related alternate stock appreciation right, permitting the optionee to be paid the appreciation on the option in lieu of exercising the option. The amount of payment to which an optionee shall be entitled upon the exercise of each stock appreciation right shall be the amount, if any, by which the fair market value of a share of common stock on the exercise date exceeds the exercise price per share of the option.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of January 25, 2001. The information in this table provides the ownership information for:

      o each person known by us to be the beneficial owner of more than 5% of our common stock;

      o     each of our directors;

      o     each of our executive officers; and

      o     our executive officers, directors and director nominees as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership are based on 8,081,000 shares outstanding. There are currently no outstanding options or warrants to purchase any common stock.


Name and Address of                          Number of Shares       Percentage
Beneficial Owner                            Beneficially Owned     Outstanding
----------------                            ------------------     -----------

Pietro Bortolatti                              5,000,000               60%
c/o TDT Development, Inc., 1844 SW
16th Terrace, Miami, Florida 33145
David Rector                                      15,000           less than 1%
1640 Terrace Way
Walnut Creek, CA 94596
All Executive Officers and                     5,015,000               60%
Directors as a Group (3 persons)


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We issued 5,000,000 shares of our common stock to our president Pietro Bortolatti in exchange for the transfer from Mr. Bortolatti to TDT all of the outstanding shares of Terre di Toscana, Inc. to TDT. The assets of Terre di Toscana, Inc. included rights in several customer agreements. TDT values the 5,000,000 shares issued to Mr. Bortolatti at par value, $.0001 per share.

KGL Investments, Ltd. received 30,000 shares of TDT common stock in exchange for $3,000 worth of legal services rendered by Kaplan Gottbetter & Levenson, LLP, counsel to the Company (the shares were valued at $.10 per share). Kaplan Gottbetter & Levenson, LLP is the beneficial owner of these shares. The legal services did not include the preparation of this prospectus or the prior private placement memorandum.

From November, 2000 through January, 2001 we sold 3,351,000 shares of our common stock at $.10 per share in a private offering.

David Rector is a director of TDT, he is also a principal of The David Stephens Group. TDT has engaged The David Stephens Group to perform certain management consulting services for which TDT has paid The David Stephens Group $26,243.70 as of January 31, 2001.

We believe that the terms of the above transactions are commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm's length basis. To the extent we may enter into any agreements with related parties in the future, the board of directors has determined that such agreements must be on similar terms.

            INDEMNIFICATION AND LIMITATION OF LIABILITY OF MANAGEMENT

The Nevada General Corporation Law permits provisions in the articles, by-laws or resolutions approved by shareholders which limit liability of directors and officers for breach of fiduciary duty. Our articles limit liability of officers and directors to the full extent permitted by Nevada law. With these exceptions this eliminates personal liability of a director or officer, to TDT or its shareholders, for monetary damages for breach of fiduciary duty. Therefore a director or officer cannot be held liable of damages to TDT or its shareholders for gross negligence or lack of due care in carrying out his fiduciary duties as a director or officer. Nevada law permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation. A director or officer must be indemnified as to any matter in which he defends himself successfully. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation.

This will limit your ability as shareholders to hold officers and directors liable and collect monetary damages for breaches of fiduciary duty, and requires us to indemnify officers and directors to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons under these provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Act and is unenforceable.

                            DESCRIPTION OF SECURITIES

Our authorized capital stock currently consists of 50,000,000 shares of Common Stock, par value $0.0001 per share, of which 8,381,000 shares are issued and outstanding as of the date of the prospectus, and 5,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding, the rights and preferences of which may be established from time to time by our Board of Directors.

The following description of our securities contains all material information. However it is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our Certificate of Incorporation and its restatements, together with our corporate bylaws.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefor.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of:

      o all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

      o all unsecured liabilities, including any then unsecured outstanding secured debt securities which we may have issued as of such time; and

      o     all liquidation preferences on any then outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are, and the shares offered by us in this offering will be, when issued and paid for, duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Our board of directors is authorized, without further stockholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we have no plans to issue any shares of our preferred stock.

Reports to Stockholders

We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practicable after the end of each fiscal year. Our fiscal year ends on October 31st.

Transfer Agent

We have appointed Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004 as transfer agent for our shares of common stock.

                              SELLING STOCKHOLDERS

All of the shares of TDT common stock offered under this prospectus may be sold by the holders. We will not receive any of the proceeds from sales of shares offered under this prospectus.

All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling stockholders will be borne by such holders.

The selling stockholders are offering a total of 3,381,000 shares of TDT common stock. The selling stockholders are not, nor affiliated with, broker dealers. The following table sets forth:

      o     the name of each person who is a selling stockholder;

      o the number of securities owned by each such person at the time of this offering; and.

      o the number of shares of common stock such person will own after the completion of this offering.

The column "Shares Owned After the Offering" gives effect to the sale of all the shares of common stock being offered by this prospectus.

                                        Number of      Shares Owned Prior to  Shares Owned After
                                          Shares            the Offering         the Offering
        Selling Stockholder              Offered       Number     Percentage  Number  Percentage
        -------------------              -------       ------     ----------  ------  ----------
Jenadosa Holdings Limited .........      300,000      300,000        .04         0        0

South Edge International Ltd. .....      300,000      300,000        .04         0        0

Highgate Resources, Ltd. ..........      300,000      300,000        .04         0        0

Effingham Investments, Ltd ........      300,000      300,000        .04         0        0

Viking Investment Group II, Inc. ..      300,000      300,000        .04         0        0

DePasquale, Joseph Francois, Dr. ..      350,000      350,000        .04         0        0

Ellul, Adrien .....................      350,000      350,000        .04         0        0

Turf Holding Ltd. .................       50,000       50,000        .01         0        0

Ming Capital Enterprises Ltd. .....       50,000       50,000        .01         0        0

                                        Number of      Shares Owned Prior to  Shares Owned After
                                          Shares            the Offering         the Offering
        Selling Stockholder              Offered       Number     Percentage  Number  Percentage
        -------------------              -------       ------     ----------  ------  ----------
Private Investment Company, Ltd. ..       50,000       50,000        .01         0        0

Partner Marketing AG ..............       50,000       50,000        .01         0        0

HAPI Handels-und ..................       50,000       50,000        .01         0        0

CCD Consulting ....................       50,000       50,000        .01         0        0

Seloz Gestion & Finance S.A .......       50,000       50,000        .01         0        0

Tel-Ex-Ka AG ......................       50,000       50,000        .01         0        0

UG  Overseas Ltd. .................      400,000      400,000       .049         0        0

Sylvia Paris ......................        1,000        1,000         (1)        0        0

Pierre Desmarais ..................        1,000        1,000         (1)        0        0

Marie-Claude Jacques ..............        1,000        1,000         (1)        0        0

Richard Hull ......................        1,000        1,000         (1)        0        0

Julie Bourne ......................        1,000        1,000         (1)        0        0

Samuel Coustant ...................        1,000        1,000         (1)        0        0

Genevieve Sabourin ................        1,000        1,000         (1)        0        0

Laliberte Normande ................        1,000        1,000         (1)        0        0

France Desgagne ...................        1,000        1,000         (1)        0        0

Sylvia Ianiri Phelps ..............        1,000        1,000         (1)        0        0

Parenteau Corporation .............      320,000      320,000        .04         0        0

Alain Trottier ....................        1,000        1,000         (1)        0        0

Pierre Marcotte ...................        1,000        1,000         (1)        0        0

Claude Paris ......................        1,000        1,000         (1)        0        0

Greg Derkevorkian .................        1,000        1,000         (1)        0        0

Linda Moses .......................        1,000        1,000         (1)        0        0

Eirini Demetelin ..................        1,000        1,000         (1)        0        0

KGL Investments, Ltd. .............       30,000       30,000       .004         0        0

David Rector ......................       15,000       15,000         (1)        0        0

Total .............................    3,381,000    3,381,000         40         0        0

(1)   Indicates less than one percent of the total outstanding common stock.

                              PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

      o purchase by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a potion of the block as principal of facilitate the transaction;

      o     in privately negotiated transactions; and

      o     in options transactions.

In addition, any shares that qualify for sale under to Rule 144 may be sold under Rule 144 rather that through this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares through this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amount to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriter" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders may indemnify and broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular officer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting, compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.


                            MARKET FOR COMMON EQUITY

Shares Eligible for Future Sale

Market Information

There is no public trading market on which TDT's Common Stock is traded. TDT has engaged a broker/dealer to file a Form 211 with the National Association of Securities Dealers ("NASD") in order to allow the quote of TDT's common stock on the Bulletin Board.

There are no outstanding options or warrants to purchase, or securities convertible into, common equity of TDT.

We have outstanding 8,381,000 shares of our common stock. Of these shares, 3,381,000 shares, will be freely tradable without restriction under the Securities Act unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. These shares will be eligible for sale in the public marker, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1)% of the number of shares of common stock then outstanding or
(2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a From 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. We have not filed a registration statement relating to the shares subject to outstanding options under our Year 2000 Option Plan.

We can offer no assurance that an active public market in our shares will develop. Future sales of substantial amounts of our shares (including shares issued upon exercise of outstanding options) in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

                                LEGAL PROCEEDINGS

We are not a party to nor are we aware of any existing, pending or threatened lawsuits or other legal actions.

                                  LEGAL MATTERS

Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Kaplan Gottbetter & Levenson, LLP, 630 Third Avenue, New York, New York 10017.

                                     EXPERTS


The financial statements of TDT Development, Inc. and subsidiary, a development stage company, as of October 31, 2000 and for the period from November 11, 1999 (inception) through October 31, 2000, have been included herein and in the registration statement in reliance upon the report of Rogoff & Company, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accountant and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of this registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC at 7 world Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS
                              TDT Development, Inc.
                          (A Development Stage Company)

Auditors' Report                                                             F-1

Balance Sheets as of October 31, 2000 and January 31, 2001                   F-2

Consolidated Statements of Operations for the periods November 11, 1999 (inception) to October 31, 2000; Three-month period ended January 31, 2001
(unaudited); and Period November 11, 1999 to January 31, 2000 (unaudited)    F-3

Consolidated Statements of Changes in Shareholder's Equity for
periods November 11, 1999 (inception) to October 31, 2000 (audited) and
November 1, 2000 to January 31, 2001 (Unaudited)                             F-4

Consolidated Statements of Cash Flows for periods November 11, 1999
(inception) to October 31, 2000; Three-month period ended January 31, 2001
(unaudited); and Period November 11, 1999 to January 31, 2000 (unaudited)    F-5

Notes to Consolidated Financial Statements                                   F-6

                     [Letterhead of Rogoff & Company, P.C.]

                          Independent Auditors' Report

The Shareholders and Board of Directors
TDT Development, Inc.:

We have audited the accompanying consolidated balance sheet of TDT Development, Inc. and subsidiary as of October 31, 2000 and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows for the period November 11, 1999 (inception) to October 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TDT Development, Inc. and subsidiary at October 31, 2000, and the consolidated results of their operations, their changes in shareholders' equity and their cash flows for the period November 11, 1999 (inception) to October 31, 2000, in conformity with generally accepted accounting principles.


                                          /s/ Rogoff & Company, P.C.

Rogoff & Company, P.C.
New York, New York

April 11, 2001

                              TDT Development, Inc.
                                 and Subsidiary

                           Consolidated Balance Sheets

           October 31, 2000 (Audited) and January 31, 2001 (Unaudited)

                                                      October 31,    January 31,
                                                         2000           2001
                                                      -----------    -----------
                                                                     (Unaudited)
                                     Assets
Current assets:
  Cash                                                 $      --      $ 210,448
  Accounts receivable                                      6,419         44,906
  Deferred offering expenses                              55,000             --
  Inventory                                                7,490         13,942
                                                       ---------      ---------
Total current assets                                      68,909        269,296
                                                       ---------      ---------
Fixed assets:
  Office furniture, net of
   accumulated depreciation
   of $655 and $866 respectively                           3,563          3,353
  Computers and equipment, net of
   accumulated depreciation
   of $1,343 and $1,946 respectively                       8,695         11,153
                                                       ---------      ---------
Total fixed assets                                        12,258         14,506
                                                       ---------      ---------
Other assets:
  Security deposits                                        1,500          1,500
                                                       ---------      ---------
Total assets                                           $  82,667      $ 285,302
                                                       =========      =========

                      Liabilities and Shareholders' Equity
Current liabilities:
  Bank overdraft                                       $   1,468      $      --
  Accounts payable                                        64,713         19,344
  Accrued interest payable                                 2,500          4,323
  Promissory note payable                                 30,000             --
  Revolving credit line                                       --          4,872
  Accrued expenses payable                                 5,619         21,554
                                                       ---------      ---------
Total liabilities                                        104,300         50,093
                                                       ---------      ---------
Shareholders' equity:
  Common stock, 50,000,000 shares
   authorized; 5,030,000 and
   8,381,000 shares issued and
   outstanding; par value $.0001                             503            838
  Preferred stock, 5,000,000 shares
   authorized; -0- shares issued
   and outstanding; par value $.0001                          --             --
  Additional paid in capital                              25,942        305,707
  Retained earnings (deficit)                                 --        (23,258)
  Deficit accumulated during the
   development stage                                     (48,078)       (48,078)
                                                       ---------      ---------
Total shareholders' equity                               (21,633)       235,209
                                                       ---------      ---------
Total liabilities and
   shareholders' equity                                $  82,667      $ 285,302
                                                       =========      =========

          See accompanying Notes to Consolidated Financial Statements.

                              TDT Development, Inc.
                                 and Subsidiary

                      Consolidated Statements of Operations

           November 11, 1999 (inception) to October 31, 2000 (Audited)
          Three-month period ended January 31, 2001 (Unaudited) Period
                November 11, 1999 to January 31, 2000 (Unaudited)

                                                 November 11,    Three months     November 11,
                                                   1999 to           Ended          1999 to
                                                 October 31,      January 31,      January 31,
                                                    2000             2001             2000
                                                 -----------      -----------      -----------
                                                                  (Unaudited)      (Unaudited)
Revenues:
  Net sales                                      $    86,867      $    47,573      $        --
  Commissions Earned                                  33,000            7,529               --
                                                 -----------      -----------      -----------
  Total Revenue                                      119,867           55,102               --
  Cost of sales                                      (50,819)         (20,707)              --
                                                 -----------      -----------      -----------
  Gross Profit                                        69,048           34,395               --
                                                 -----------      -----------      -----------

Operating Expenses:
  General and administrative expenses                 52,641           28,272            7,930
  Selling expenses                                    64,485           29,381           18,146
                                                 -----------      -----------      -----------
  Total expenses                                     117,126           57,653           26,076
                                                 -----------      -----------      -----------

Net loss                                         $   (48,078)     $   (23,258)     $   (26,076)
                                                 ===========      ===========      ===========

Net loss per share:
      Basic                                      $     (0.01)     $     (0.01)     $     (0.01)
                                                 ===========      ===========      ===========
      Diluted

Weighted average shares of common stock
   used in calculation of net loss per share       5,030,000        5,571,337        5,030,000
                                                 ===========      ===========      ===========

          See accompanying Notes to Consolidated Financial Statements.

                              TDT Development, Inc.
                                 and Subsidiary

                Consolidated Statements of Changes in Shareholders' Equity

               November 11, 1999 (inception) to October 31, 2000 (Audited)
                  Three-month period ended January 31, 2001 (Unaudited)

                                                                               Deficit
                                                                             Accumulated
                                                                Additional      During        Retained
                                     Number of      Capital      Paid-In     Development      Earnings
                                      Shares         Stock       Capital        Stage         (deficit)        Total
                                      ------         -----       -------        -----         ---------        -----
November 11, 1999
   to October 31, 2000:

Issuance of common stock
   at $0.0001 per share              5,000,000     $     500     $  13,945     $      --      $      --      $  14,445
Contributed services:
   Legal                                30,000             3         2,997            --             --          3,000
   Other                                    --            --         9,000            --             --          9,000
Net loss                                    --            --            --       (48,078)            --        (48,078)
                                     ---------     ---------     ---------     ---------      ---------      ---------
Balances, October 31, 2000           5,030,000           503        25,942       (48,078)            --        (21,633)

Three-month period ended
   January 31, 2001 (unaudited):

Issuance of common stock
   at $0.10 per share, net
   of $55,000 direct costs           2,651,000           265       209,835            --             --        210,100
Issuance of common stock
   in exchange for conver-
   sion of notes payable               700,000            70        69,930            --             --         70,000
Net loss                                    --            --            --            --        (23,258)       (23,258)
                                     ---------     ---------     ---------     ---------      ---------      ---------

Balances, January 31, 2001           8,381,000     $     838     $ 305,707     $ (48,078)     $ (23,258)       235,209
                                     =========     =========     =========     =========      =========      =========

          See accompanying Notes to Consolidated Financial Statements.

                              TDT Development, Inc.
                                 and Subsidiary

               Consolidated Statements of Cash Flows

          November 11, 1999 (inception) to October 31, 2000 (Audited) Three-month period ended January 31, 2001 (Unaudited) Period
                November 11, 1999 to January 31, 2000 (Unaudited)

                                              November 11,  Three months  November 11,
                                                1999 to         Ended        1999 to
                                              October 31,    January 31,   January 31,
                                                 2000           2001          2000
                                              ---------      ---------      ---------
                                                            (Unaudited)    (Unaudited)
Cash flows from operating activities:
  Net loss                                    $ (48,078)     $ (23,258)     $ (26,076)
  Adjustments to reconcile net loss
   to cash used by operating activities:

  Depreciation                                    1,998            814            448
  Contributed services                            9,000             --             --
  Services compensated in stock                   3,000             --             --
  Increase in accounts receivable                (6,419)       (38,487)            --
  Increase in security deposits                  (1,500)            --           (650)
  Increase in inventory                          (7,490)        (6,452)            --
  Increase in operating accounts payable          9,713          7,599          6,050
  Increase in accrued interest payable            2,500          1,823             --
  Increase in accrued expenses                    5,619         17,967            364
                                              ---------      ---------      ---------

Cash used by operating activities               (31,657)       (39,994)       (19,864)
                                              ---------      ---------      ---------

Cash flows from investing activities:
  Purchase of fixed assets                      (14,256)        (3,062)        (9,399)
                                              ---------      ---------      ---------

Cash flows from financing activities:
  Issuance of common stock                       14,445             --         13,445
  Proceeds from loan from stockholders           16,000             --         16,000
  Repayment of loan from stockholders           (16,000)            --             --
  Proceeds of private placement offering,
    net of $55,000 direct placement costs            --        210,100             --
  Revolving credit line borrowings                   --          4,872             --
  Proceeds from promissory note payable          30,000         40,000             --
  Proceeds (repayment) of bank overdraft          1,468         (1,468)            --
                                              ---------      ---------      ---------

Cash provided by financing activities            45,913        253,504         29,445
                                              ---------      ---------      ---------

Increase in cash                                     --        210,448            182
Cash, beginning of period                            --             --             --
                                              ---------      ---------      ---------

Cash, end of period                           $      --      $ 210,448      $     182
                                              =========      =========      =========

                      See accompanying Notes to Financial Statements

                              TDT Development, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

                                October 31, 2000
       (Information for the three months ended January 31, 2001 Unaudited)

1.    Nature of Business

      TDT Development, Inc. ("TDT") imports and distributes, through its wholly owned subsidiary, Terre di Toscana, Inc. ("Terre"), specialized truffle based food products which include fresh truffles, truffle oils, truffle pates, truffle cremes, and truffle butter. TDT's target market includes retailers such as restaurants, specialty food stores, delicatessens, supermarkets; distributors such as specialty food brokers and wholesalers. The Company plans to sell to consumers directly through e-commerce via the Internet.

      TDT's wholly owned subsidiary Terre di Toscana, Inc. was incorporated in Florida, on November 10, 1999. Since its inception to October 31, 2000 Terre has been test-marketing products in the United States. Commencing November 2000 the Company commenced regular sales of its products.

      TDT imports products directly from several Italian producers. There are no formal contracts or agreements in place. The U.S. Food and Drug Administration and Department of Agriculture regulate TDT's products. In the event that a faulted product is found, the finding would have a material financial impact on TDT.

2.    Basis of Presentation and Consolidation

      Terre was formed in November, 1999 and incurred start-up expenses through December 31, 1999. Terre commenced test marketing its products in January 2000. All significant operations have been conducted by Terre.

      TDT was formed in September 2000 by the sole shareholder of Terre. On September 8, 2000, TDT acquired one hundred percent (2000 shares) of Terre common stock in exchange for 5,000,000 shares of TDT's common stock issued to Terre's sole shareholder, Pietro Bortolatti. Bortolatti, who was TDT's sole shareholder at that time, is also TDT's president, CEO and Chairman of the Board of Directors. Accordingly, this business combination was accounted for at historical cost in a manner similar to a pooling of interests. The consolidated statements of operations, of changes in shareholders' equity and of cash flows include the activities of both companies from the inception of Terre in November 1999 as if Terre had been a wholly owned subsidiary of TDT for all periods presented.

      The consolidated financial statements include the accounts of TDT and Terre. All intercompany transactions and balances have been eliminated.

                              TDT Development, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

                                October 31, 2000
       (Information for the three months ended January 31, 2001 Unaudited)

3.    Significant Accounting Policies

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets, liabilities and matters for disclosure at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

      Accrual Basis

      The financial statements have been prepared on the accrual basis of accounting. Revenues are reflected when earned, net of discounts. Expenses are recognized when incurred.

      TDT has test marketed its products in the United States and has recognized revenues when the merchandise is shipped to customers. In addition, TDT received brokerage commissions from certain foreign transactions that it arranged.

      Development Stage Enterprise

      The Company adopted the financial statement principles of a development stage enterprise from its inception and has reported its financial condition and results of operations through October 31, 2000 in accordance with the standards for such an enterprise. The Company discontinued the practice on November 1, 2000 (see Note 12)

      Inventory

      Inventory consists entirely of finished goods and is stated at the lower of cost (determined on the first in, first out basis) or market.

      Fixed Assets

      Fixed assets, consisting of office furniture, computers and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets.

      Revenue and Accounts Receivable

      Revenue is recognized when goods are shipped to customers. The Company's policy is to replace returned goods, if any, with other merchandise. Anticipated returns and bad debts are considered to be immaterial by management and, accordingly, no provision for them has been provided in the accompanying financial statements.

                              TDT Development, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

                                October 31, 2000
       (Information for the three months ended January 31, 2001 Unaudited)

3.    Significant Accounting Policies (continued)

      Foreign Currency Translation

      Transactions with foreign suppliers are translated at the exchange rates then in effect. At the balance sheet date, accounts payable denominated in foreign currency are adjusted to reflect foreign currency exchange rates at that date. Any resulting gain or loss is reflected in the determination of current net income (loss). The Company has no foreign customers.

      Financial Instruments

      Current assets and liabilities are reported at their face amount which, because of their short-term nature, approximates fair value

      Comprehensive Income

      There is no difference in the Company's historical net losses as reported and comprehensive net loss.

      Dividends

      The Board of Directors has sole discretion to pay cash dividends based on the Company's financial condition, results of operations, capital requirements, contractual obligations and other relevant factors. TDT has not paid any dividends on common stock since inception.

      Income Taxes

      TDT accounts for income taxes using the asset and liability method. Under that method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred taxes are measured by applying currently enacted tax laws. Valuation allowances related to deferred tax assets are established when, in the opinion of management, it is more likely than not that some or all of the benefits of deferred tax assets will not be realized.

4.    Shareholders' Equity

      In September 2000, TDT issued 5,000,000 shares of common stock to the Company's President, CEO, Secretary and Chairman of the Board, Mr. Pietro Bortolatti, in exchange of all of Terre di Toscana's outstanding shares of common stock. The exchange was treated as a reorganization of entities under common control, and was accounted for at historical cost in a manner similar to pooling of interests.

      In addition, 30,000 shares of TDT's common stock were issued to Kaplan, Gottbetter & Levenson, LLP., TDT's legal representative, in exchange for legal services valued at $3,000.

      Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

                              TDT Development, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

                                October 31, 2000
       (Information for the three months ended January 31, 2001 Unaudited)

5.    Related Party Transactions

      TDT issued 5,000,000 shares of its common stock to Pietro Bortolatti, TDT's President, Chief Executive Officer and Director in exchange for the transfer from Mr. Bortolatti to TDT of all of the outstanding shares of Terre. The exchange was treated as a reorganization of entities under common control, and was accounted for at historical cost in a manner similar to pooling of interests.

      TDT also issued 30,000 shares of its common stock to Kaplan, Gottbetter & Levenson, LLP., the legal counsel of the Company in exchange for legal services valued at $3,000 ($.10 per share).

      In addition, Mr. Bortolatti provided services to the Company during 2000 valued at $9,000, for which he was not and will not be paid. The value of those services has been charged to expense and credited to additional paid-in capital.

      David Rector is a director of TDT and is also a principal of The David Stevens Group. TDT has engaged The David Stevens Group to perform certain management consulting services, for which Terre paid $16,244 during the period ended October 31, 2000.

6.    Income Taxes

      The companies have consolidated net operating losses ("NOL") for tax purposes at October 31, 2000 of approximately $28,000. The differences between financial reporting and tax bases of assets and liabilities are not significant.

      At a statutory tax rate of fifteen percent, the future tax benefit of the NOL would be approximately $4,200. However, this has been reduced by a 100% valuation allowance because, in the opinion of management, it is more likely than not based on available information that the benefit will not be realized.

7.    Foreign Currency Translation

      For the period November 11, 1999 to October 31, 2000 the Company's gain on payables denominated in foreign currencies was $651.

8.    Stock Options

      TDT adopted its 2000 Stock Option Plan in September, 2000. The plan provides for the grant of options intended to qualify as incentive stock options; options not intended to so qualify; and nonstatutory stock options and stock appreciation rights. The total number of shares of common stock reserved for issuance under the plan is 1,000,000 subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change, plus an indeterminate number of shares of common stock issuable upon the exercise of reload options. TDT has not yet granted any options or stock appreciation rights under the plan.

                              TDT Development, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

                                October 31, 2000
       (Information for the three months ended January 31, 2001 Unaudited)

8.    Stock Options - continued

      The plan is presently administered by TDT's Board of Directors, which selects the eligible persons to whom options shall be granted, determines the number of common shares subject to each option, the exercise price thereof and the period during which options are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan.

      Options may be granted to TDT's employees (including officers) and directors and certain of TDT's consultants and advisors.

9.    Services Compensation

      Kaplan, Gottbetter & Levenson, LLP (KGL) rendered legal services at a fair value of $3,000. The $3,000 was paid through the issuance of 30,000 shares of TDT's common stock valued at $.10 per share.

10.   Deferred Offering Expenses

      TDT has incurred costs $55,000 to Kaplan, Gottbetter & Levenson, LLP for the preparation of TDT's Private Offering Memorandum dated November 2, 2000.

11.   Segment Information

      The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Certain information is disclosed, per SFAS No. 131, based on TDT's geographic revenues. In addition to its regular operations in the United States, TDT brokers deals for its suppliers in Italy for which the Company receives commissions. For the period ended October 31, 2000 TDT received $33,000 in commissions from Italy. The Company has no foreign sales.

12.   Concentrations

      More than half of the Company's inventory purchases have been made from two suppliers.

13.   Notes Payable

      On May 15, 2000 Terre borrowed $30,000 and executed an 18% promissory note due May 15, 2001. The face value of the note was converted into 300,000 shares of TDT common stock on December 29, 2000. Accrued interest of $3,446 on the conversion date remains a liability of the Company.

                              TDT Development, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

                                October 31, 2000
       (Information for the three months ended January 31, 2001 Unaudited)

14.   Information for the three months ended January 31, 2001 (Unaudited)

      The interim financial information as of January 31, 2001 and for the three months ended January 31, 2001 and the period November 31, 1999 to January 31, 2000 is unaudited but includes all adjustments that TDT management considers necessary for a fair presentation of its consolidated financial position at that date and its consolidated results of operations and cash flows for those periods. Operating results for the three months ended January 31, 2001 are not necessarily indicative of results that may be expected for any future periods.

      Based on achieving significant revenue during its first year of operations, management has determined that the Company no longer meets the definition of a development stage enterprise effective November 1, 2000.

      In November 2000, TDT's Board of Directors authorized a private placement offering of TDT's common stock to a limited number of sophisticated investors at a price of $.10 per share. In January 2001, TDT completed the private placement of 3,351,000 shares of its common stock, resulting in cash proceeds of $335,100. Direct costs incurred in conjunction with this placement were $55,000.

      On November 15, 2000 Terre borrowed $40,000 and executed an 18% promissory note due February 15, 2001. On December 29, 2000 the face amount of the note was paid by a third party in consideration of which TDT issued 400,000 shares of common stock. Accrued interest of $877 on the conversion date remains a liability of the Company.

      David Rector is a director of TDT and is also a principal of The David Stevens Group. TDT has engaged The David Stevens Group to perform certain management consulting services, for which Terre has paid $10,000 during the three months ended January 31, 2001.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

      The General Corporation Law of Nevada provides for the indemnification of the officers, directors and corporate employees and agents of TDT Development, Inc. (the "Registrant") under certain circumstances as follows:

      78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

      1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding of he acted in good faith and in manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

      2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving as the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon the application that in view of all the circumstances of the case, the person is fairy and reasonably entitled to indemnify for such expenses as the court deems proper.

      3. To the extent that director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection 1 and 2, or his defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

      78.751 INDEMNIFICATION OF OFFICER, DIRECTORS, EMPLOYEES AND AGENTS; ADVANCEMENT OF EXPENSES.

      1. Any discretionary indemnification under NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

      (a) By the stockholders;

      (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

      (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suite or proceeding so orders, by independent legal counsel in a written opinion; or

      (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

      2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any right any right to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

      3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

      (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

      (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

      78.752 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.--

      1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

      2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

      (a) The creation of a trust fund.

      (b) The establishment of a program of self-insurance.

      (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

      (d) The establishment of a letter of credit, guaranty or surety.

      No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

      3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

      4. In the absence of fraud:

      (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

      (b) The insurance or other financial arrangement:

      (1) Is not void or voidable; and

      (2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

      5. A corporation or its subsidiary which provided self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.

Articles Nine and Ten of the Registrant's amended certificate of incorporation provide as follows:

            9. Limitation on Liability. To the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes as the same exists or may hereafter be amended, an officer or director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages due to breach of fiduciary duty as such officer or director."

            10. Indemnification. The Corporation is authorized to provide indemnification of agents for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by law, subject to any limits on such excess indemnification as set forth therein.

Item 25. Expenses of Issuance and Distribution.

      The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

Securities and Exchange Commission Registration Fee                   $    75.92
Legal Fees                                                             60,000.00
Accounting Fees                                                         7,000.00
Printing and Engraving                                                  2,300.00
Miscellaneous                                                           2,100.00
                                                                        --------

   TOTAL                                                              $71,475.92

Item 26. Recent Sales of Unregistered Securities.

In September, 2000 the Registrant issued 5,000,000 shares of its common stock to its founder and president Pietro Bortolatti in exchange for all of the outstanding shares of Terre di Toscana, Inc.

From November, 2000 to January, 2001 the Registrant issued 3,351,000 shares of its common stock at $.10 per share. This sale was part of its private placement offering to the individuals and entities listed in selling shareholder section of this registration statement. In October, 2000 the Registrant issued 30,000 shares of its common stock to KGL Investments, Ltd, the beneficial owner of which is Kaplan Gottbetter & Levenson, LLP, counsel to the Registrants in exchange for legal services rendered. These shares were valued at$.10 per share.

These securities were sold under the exemption from registration provided by
Section 4(2) of the Securities Act. Neither the Registrant nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

Item 27. Exhibits.

Exhibit
Number   Description
-------  -----------

 3.1     -- Certificate of Incorporation (i)

 3.2     -- Amended Articles of Incorporation (i)

 3.3     -- By-Laws (i)

 4.1     -- Specimen Certificate of Common Stock (i)

 5.1     -- Form of Opinion of Counsel *

10.1     -- Nonstatutory Stock Option Plan (i)

21.1     -- List of Subsidiaries (i)

23.1     -- Accountant's Consent *

23.2     -- Counsel's Consent to Use Opinion (included in Exhibit 5.1) *

(i) Previously submitted with registration statement on Form SB-2 on February 1, 2001

*     submitted herewith

Item 28. Undertakings.

      The Registrant undertakes:

            (1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement (the "Registration Statement"):

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this registration statement, including (but not limited to) the addition of an underwriter.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Miami, Florida on April 27, 2001.



                                        TDT Development, Inc.


                                        By:/s/ Pietro Bortolatti
                                           -------------------------------------
                                           Pietro Bortolatti
                                            President, CEO, Secretary, Treasurer
                                             and Chairman of the Board

In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.

Signature Title Dated



/s/Pietro Bortolatti        President, CEO, Secretary,         April 27, 2001
-------------------------   Treasurer, Chairman of the
Pietro Bortolatti           Board


/s/David Rector             Director                           April 27, 2001
-------------------------
David Rector


/s/ Tiziana DiRocco         Director                           April 27, 2001
-------------------------
Tiziana DiRocco